Exhibit 99.1

On April 27, 2018, The Interpublic Group of Companies, Inc. held a conference call to discuss its first quarter 2018 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Benjamin Swinburne Morgan Stanley David Joyce Evercore ISI John Janedis Jefferies	Peter Stabler Wells Fargo Securities Tim Nollen Macquarie Jason B. Bazinet Citi Daniel Salmon BMO Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group first quarter 2018 conference call. . . . I would like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Thank you.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you, good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the quarter. I’ll start by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are pleased to report another quarter of solid revenue and operating profit growth. Our net revenue organic growth was 3.6% in Q1, and operating income exceeded 12% from a year ago. Growth in the U.S. was notably strong at 4.3%, while international growth was 2.6%, paced by strong results in the U.K. and LatAm.
Our increases were driven by a wide range of disciplines, including media, our digital specialists, our creatively-led integrated agencies and our events and sports marketing agencies. This continues to underscore the strength and competitiveness of our offerings across the portfolio, and is an encouraging start to the year.
Q1 operating profit was $39 million, compared with $35 million last year, which reflects both our top-line growth and the effectiveness of our ongoing disciplines around expenses. As you know, our first quarter is seasonally small in terms of revenue, while total costs are distributed fairly evenly through the year. That said, our performance is indicative of solid progress toward our full-year financial targets.

Returning to the top line, our growth reflects contributions from a wide range of our agencies, most notably Mediabrands, Huge, McCann, FCB, MullenLowe Group, Octagon, Jack Morton and Deutsch.
We saw increases from both new business wins and existing client spend. In terms of client sectors, we were led by increases in the financial services, healthcare and auto & transportation.
Our capital structure continued to be a source of value creation. As announced in February, our Board increased our dividend by 17%, marking the sixth consecutive year of double-digit percentage increases. We also announced in February that our Board had authorized another $300 million toward share repurchase. We used $55 million to repurchase 2.4 million shares in the first quarter, and we have $400 million remaining on our outstanding repurchase authorizations. Earlier this month, Fitch Investor Services upgraded our senior debt credit ratings to BBB+, further recognizing our Company’s strong credit profile.
We are pleased that our performance continues to reflect the excellence of our people. Outstanding consumer insights grounded in data and analytics, industry-leading creativity and the delivery of efficient and precisely targeted communications have all become hallmarks of IPG and our agencies.
The top-tier media, creative, marketing services, digital and business transformation capabilities we have across the portfolio continue to be differentiators for us. By always keeping the client’s needs front and center, we combine all of these skillsets into customized, integrated open-architecture solutions. This, in turn, positions us strongly in the evolving world of media and marketing.
We are always highly focused on capitalizing on growth to drive further margin expansion and capital returns, as well as continuing to invest in our businesses. The strength of our offerings, coupled with strong operating discipline, is a winning combination for clients and shareholders alike.
As you know, Q1 is seasonally small for us, and there remains macro uncertainty to contend with as we move forward through the year. But we are confident that performance to date and the current tone of business has us on track to deliver on the growth and income targets we have outlined for the full year, which is in the high end of 2-3% organic growth and 60-70 basis points of operating margin expansion from our restated 2017 results.
At this stage, I’ll turn it over to Frank for additional detail on our results. After his remarks, I’ll be back to provide our update on our agencies and the tone of business, followed by Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. I will be referring to the slide presentation that accompanies our webcast.
A reminder that we are reporting with a new accounting standard for revenue recognition, ASC 606. In adopting the new standard, we elected to restate 2017. This means we are directly comparing our first quarter this year to Q1-17 on the same revenue-accounting standard.
With the adoption of 606, there is no change to our management priorities or to value creation. There is no change to cash flow. And our target for operating income in 2018, which we outlined on our last conference call in February, is also unchanged.

Separately from 606, our income statement now reflects the functional format. This is strictly a matter of reclassifying expenses into cost of services provided to our clients and SG&A, and has no impact on operating results. Expenses recorded to SG&A are less than 2% of our total operating expense in 2017.
We furnished the preliminary 2017 restatement by quarter earlier this week in a Form 8-K, along with an explanatory presentation. We have also included a summary of the impact of 606 in the appendix of today’s earnings presentation.
Moving to slide 2, you’ll see an overview of our results in the quarter:

•	Organic growth of our Net Revenue was 3.6% in the first quarter. Growth was strong in the U.S. at 4.3% and was 2.6% in our international markets.

•	Q1 operating profit was $39 million, an increase of 12% compared to last year.

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Diluted EPS was a loss of $0.04. Adjusted for losses on sales of business in the quarter, mainly noncash, earnings were $0.03 per diluted share. Our high adjusted tax rate in the quarter was due to the mix of our profitability by region. Volatility in our first-quarter tax rate is not unusual, given our seasonally small level of pretax income, and we continue to expect a 28% effective tax rate for the full year.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.

•	Here, it is worth noting the breakout of Billable Expenses and Net Revenue.

•	Further, under Operating Expenses, the first three line items comprise our cost of services: Salaries & Related, Office & Other and Billable Expenses.

•	Our expense for Selling, General & Administrative tracks closely to our Corporate segment expense.

•	We are also breaking out Depreciation & Amortization expense on the face of the income statement.

Further down the P&L, below Operating Income, it is also worth noting that we had Other Expense of $24 million in Q1, which reflects losses on sales of businesses in the quarter, mainly noncash.
Turning to more detail on net revenue on slide 4.

•	Net Revenue was $1.77 billion in the quarter, which was an increase of 5.9% from Q1-17.

•	The impact of the change in exchange rates was a positive 3.0%, while net dispositions were a negative 70 basis points.

•	The resulting organic increase was 3.6%.

On the bottom half of this slide, Net Revenue organic growth was 4.3% at our Integrated Agency Network segment. We had contributions from all the IAN disciplines and across a range of agencies. CMG grew 60 basis points organically, led by Octagon in sports marketing and Jack Morton in events and experiential, as well as FutureBrand.
Moving on to slide 5, revenue by region.

•	U.S. organic growth was 4.3%.

◦	Again, advances were broadly shared across disciplines and agencies, notably by Mediabrands, Huge in digital, FCB, McCann, MullenLowe Group and Octagon.

◦	In terms of client sectors, we were led in the U.S. by financial services, CPG, healthcare and auto & transportation.

•	Turning to the international markets:

◦	We posted another strong quarter in the U.K., which grew 7.8%. Growth was again notably strong at McCann U.K., along with Mediabrands, Huge and MullenLowe Group.

◦	In Continental Europe, Net Revenue decreased ten basis points organically. Among our largest markets, Spain and Italy increased, while France and Germany decreased in the quarter.

◦	In AsiaPac, we had an organic decrease of 2.2%, reflecting lower spending from a number of our clients across most of the region, along with some account losses, partially offset by growth in Japan.

◦	LatAm grew 10.6% organically. We continued to have very strong growth in Mexico, Argentina and Colombia, which more than offset ongoing macro headwinds in Brazil.

◦	Net Revenue in our Other Markets group increased 1.9% organically, led by growth in Canada.

Moving on to slide 6 on operating expenses:

•	Q1 net revenue operating margin grew 10 basis points to 2.2%.

•	Our ratio of Salaries & Related Expenses to Net Revenue was 75.0%, compared to 74.7% a year ago.

◦	The increase was due to higher severance expense, as well as increased expense for temporary labor.

◦	Total headcount at quarter end was approximately 50,000, which is approximately flat from a year ago.

•
Our Office & Other Direct Expenses was 18.3% of Net Revenue in the quarter. We generated operating leverage of 40 basis points from last year, including 20 basis points of improvement on our occupancy costs.

•	We levered SG&A expenses by 10 basis points, which were 2.0%, compared with 2.1% a year ago.

•	Our expense for D&A increased $5 million from a year ago, and was 2.6% to Net Revenue, compared with 2.4% a year ago.

Slide 7 is the bridge from our diluted loss per share of $0.04 as reported to net income of $0.03 per diluted share as adjusted. As you can see, our pretax result includes a below-the-line loss of $24 million, related to the sale of small, nonstrategic agencies. There was essentially no tax benefit against that loss. The net impact was a loss of $0.06 per diluted share, resulting in adjusted earnings of $0.03 per diluted share.
On slide 8 we turn to cash flow.

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Cash used in operations in Q1 was $730 million, compared with $372 million a year ago. As you know, our operating cash flow is highly seasonal. Our business typically generates significant cash from working capital in the fourth quarter and uses cash in the first quarter.

•	During this year’s first quarter, cash used in working capital was $775 million. This follows our large seasonal cash build in last year’s fourth quarter, when we generated $678 million.

•	Investing activities used $23 million in the quarter for cap-ex.

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Financing activities provided $558 million net, due to an increase in short-term borrowings, mainly utilizing our commercial paper program. We used $81 million for our common stock dividend and $55 million for share repurchases.

•	Our net decrease in cash for the quarter was $198 million.

Turning to the current portion of our balance sheet on slide 9, we ended the first quarter with $597 million in cash and equivalents. Our cash level is seasonal, as you have seen over the years, and tends to peak at year end and decrease during the first quarter.
On slide 10, we show our lower total debt levels at year end over the past ten years, and at far right our positions at March 31 this year and last year. We are utilizing more short-term commercial paper and less term debt. As a result, our total debt has been more variable over recent quarters than it had been previously.
In summary, on slide 11, we are pleased with solid revenue growth and profit performance in the quarter, which represents a good start in terms of achieving our financial objectives for the full year.
With that, let me turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
We are certainly pleased with results in the quarter, with organic revenue growth an encouraging indicator, and notably strong domestic performance on that important metric. This came from a very broad range of our clients, as well as a cross-section of our agencies. Building on a solid Q4 of last year, we believe we are seeing evidence of marketers returning to growth mode, which would clearly be a positive for us, as well as our sector.
While there is still macro uncertainty, we continue to believe that economic fundamentals are sound, especially in the U.S. This is vital if we are to see clients further invest behind their brands, as well as in business innovation. Those are both key areas in which Interpublic can clearly add significant value.
The way we do this is to ensure that each of the agencies in our portfolio is a leader in their respective discipline. That’s why, over the past decade, we have consistently invested in organic talent development. Concurrently, we’ve built a culture that makes us an employer of choice, as well as one in which collaboration is a core value, so that delivering open architecture solutions is a basic part of our DNA. This longstanding commitment to open architecture recently led to a significant new business win with one of the world’s top-ten pharma companies, which incorporates our healthcare agencies as well as digital, advertising and PR.
It’s gratifying to report that we continue to see significant success in recruiting top talent and nurturing future leaders across a full range of capabilities, from digital to creative, strategy to data and technology.
When our agencies post industry-leading performance in awards competitions, and we are a leader in recognition from top industry publications, we know that we are on the right track in terms of our talent agenda. Equally important, when our holding company has the highest representation of women leaders in an initiative such as TIME’S UP/ADVERTISING, we also know that we are on the right track as relates to our culture and values.
Diversity and inclusion have been a priority for us for some time now, and we are proud of the work we have done to move the business forward on a number of key dimensions of diversity.

As the world of media and marketing becomes more complex, the importance of consumer insights, as well as powerful and engaging content, becomes increasingly important. In order to excel in these areas, we need to ensure that our teams represent the widest possible range of backgrounds, perspectives and life experiences. So we will remain committed to our D&I initiatives. Just as we’ll keep holding ourselves and our people to the highest standards of personal conduct. And we will also continue to engage with a full range of stakeholders on major issues around sustainability and corporate responsibility.
On the subject of complexity, we still believe that the speed at which technology is impacting media and consumers, as well as the challenges that pace of change creates for marketers, represent a meaningful opportunity for us. With expertise across the digital value chain, and a totally agnostic focus on our clients’ business needs, a company like IPG is particularly well-positioned to capitalize on the evolving marketplace.
Let’s now move on to the performance at the agency level, and review progress on key developments from across the Group.
Highlights in the quarter were led by Mediabrands, which once again posted very strong performance. We continued to see strength in new business, with wins such as Liberty Mutual and The Honest Company at Initiative, as well as UM winning the Australian federal government and adding markets like India, South Africa and Vietnam with Spotify. UM also appointed the industry’s first chief brand safety officer. This is a key area of focus that demonstrates our leadership in keeping clients’ interests first and foremost in the digital ecosystem. It’s fully consistent with our longstanding position to not take inventory positions in media, so that we can provide unbiased counsel to our clients.
During the quarter, Cadreon, our programmatic platform, made news by naming Erica Schmidt as the company’s global CEO. We also announced a first-of-its-kind strategic data and technology partnership with Nielsen. This will give us the ability to match millions of Mediabrands consumer IDs, housed within AMP, our Audience Management Platform, with extensive Nielsen TV viewing, as well as purchase behavior, insights.
At McCann Worldgroup, the quarter saw continued solid performance, as well as very high levels of industry recognition. MRM//McCann followed its first ever Grand Prix at Cannes last year by being named “Business-to-Business Agency of the Year” by AdAge during Q1. In March, the agency was also named a “Magic Quadrant Leader” by Gartner among all global digital marketing agencies. This is an important and coveted designation, which MRM secured by combining compelling creative with deep technology capabilities.
Another leading agency in the Worldgroup family, McCann Health, also made news earlier this month by launching the industry’s first Global Scientific Council. This will tap into the medical community, as well as scientists in government and other institutions, to further elevate the sharing of evidence-based science in the interest of our pharma and healthcare clients. Innovations such as this are what has helped McCann Health win “Network of the Year” honors two years running at Cannes.
Combining best-in-class specialist organizations such as MRM and McCann Health with the reach and creative firepower of McCann’s global network results in a very powerful offering that can make a real impact on our clients’ businesses.
At FCB, we also have an exceptional group of healthcare agencies, which is important since this is one of the most dynamic, growing sectors of our industry. A real standout of late is Area 23, which was just recognized by Med Ad News as the “Most Creative Agency” and “Most Admired Agency” in the U.S., as well as the “Agency of the Year.”

Other bright spots across the network include FCB Chicago’s win of the very competitive GE Appliances review, the win of Hotwire by the FCB West office in San Francisco and the agency’s addition of MINI in Spain, which builds on their recent success with BMW across Europe and in Canada. During the quarter, the agency also launched a new content marketing division that will serve the global network and will be based in India, where FCB has built one of the market’s largest and most respected full-service agencies.
MullenLowe had a strong quarter on a range of fronts. The agency won significant accounts such as Unilever’s PG tips brand in the U.K., Lufthansa in China, Tesco in Malaysia, and AzkoNobel’s professional paints business globally. And earlier this week, the network announced a major global new business win with Edgewell and its Schick brand.
MullenLowe Mediahub, the agency’s bundled media offering, is also a standout performer. The agency had been on a winning streak, and added a number of significant clients in the quarter, including Global Road Entertainment and Wyndham Hotel Group. Mediahub was also named “Creative Agency of the Year” by MediaPost and recently expanded its New York office. On the digital transformation front, the agency recently launched a Data Science & Analytics Centre of Excellence for the APAC region, which will include decision and cognitive scientists and be based in Tokyo.
Last year, we called out the challenging environment for project businesses, particularly as the year progressed. During this year’s first quarter, we saw marked improvement in this area.
Results at Huge were much improved, and we transitioned to new leadership that will position the agency for its next stage of development. Huge is reinvesting in consulting and business transformation expertise, capabilities which it helped to pioneer a number of years ago.
R/GA, which has been a leader at every step in the evolution of digital marketing, further built out its senior team, and made a number of major new appointments in areas including technology and design. R/GA was named a “Magic Quadrant Leader” by Gartner as well among all global digital marketing agencies, and the agency also won a significant consulting and implementation assignment from Shiseido in its new Tokyo office. And it launched new IoT and sports tech Accelerators, one in London and the other in Los Angeles. At Cannes, we look forward to introducing a new program devoted to startups with female founders.
At CMG, we are also seeing increased activity and opportunity. As we have previously called out, Weber Shandwick and Golin are among the most highly awarded PR agencies in the business. We are especially proud that Weber Shandwick recently won PRWeek’s “Agency of the Year” honor for the fourth consecutive year. They’ve consistently been ahead of the game in building digital expertise, especially in social, and more recently in data science and analytics. And, while we are unable to identify the clients here, we were pleased that Weber closed 2017 with a significant consolidation with a global healthcare company. Golin recently won important assignments from Exxon for corporate sustainability.
Also at CMG, Octagon continued to post strong performance, and Jack Morton also had a good quarter. At Octagon, existing clients were up, with contributions coming from the marketing segment domestically and internationally, as well as from the entertainment and talent. At Jack Morton, we also saw good growth across all regions. And FutureBrand’s win of Cisco’s brand architecture was a standout in the quarter.
Our U.S. independents round out our portfolio. These agencies deliver a range of integrated services to their clients, and also can combine with the rest of the IPG offering on our collaborative “open architecture” solutions. During the quarter, highlights within this group included Carmichael Lynch’s win with Helzberg Diamonds, Hill Holiday’s win with Frontier

Communications and, just last week, a partnership between Deutsch and Starco Brands, which will see the agency work to introduce products in a range of consumer categories, including household and personal care, and The Martin Agency’s win with Sling TV. Another item of note at Martin was the announcement that the agency had named its first-ever female chief creative officer, Karen Costello.
It’s fair to say that the quality of our agencies and our talent base is what makes us competitive in the marketplace. Our ability to consistently deliver organic revenue growth that is ahead of the industry average bears that out. We remain net new business positive for the past twelve months, and, as new business activity has begun to pick up this year, we are seeing all of our agencies invited on a range of opportunities.
Of course, we will also remain disciplined in managing our costs, which is what has allowed us to make such great strides when it comes to enhancing the Company’s profitability over the long term.
One place you can expect us to continue to invest is in further developing our data stack, and the products that sit on top of it remain a priority for us. This will allow our media agencies to activate the data for highly targeted and accountable planning and buying purposes. In time, it should also become an asset that all of our agencies can plug into, to inform both the messaging and the channels we use to connect our clients with the right consumer audiences.
The first quarter is seasonally our smallest quarter, and we have most of 2018 still ahead of us. But the tone of business is solid, as you have seen today and in our Q4 results. Our client conversations are constructive with respect to their plans for brand investment and consumer engagement. These discussions reflect the value that we bring to the table in helping clients navigate the complex media and consumer environment. Our experience and the unique set of resources that we can bring to bear on their behalf give us confidence that we can continue to play an important role as marketers seek to innovate and grow.
Looking forward, we see the results that we are sharing today as indicative of a solid start to 2018. We believe that we remain well-positioned to deliver the financial targets that we outlined earlier this year: the high end of 2-3% organic growth and 60-70 basis points of operating margin expansion from our restated 2017 results.
Combined with the strength of our balance sheet, and our proven commitment and delivery when it comes to capital return, that means there remains significant potential for value creation and enhanced shareholder value at IPG.
As always, it’s appropriate to thank our clients and our people, who are the ultimate drivers of our success. With that, I’ll open it up for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question will come from Alexia Quadrani of J.P. Morgan. Your line is open.
Alexia S. Quadrani, J.P. Morgan:
Thank you so much. Just a couple of questions, the first one on the impressive improvement in organic growth, particularly in the U.S., that you saw in the quarter: I think I heard that one of the drivers, or one of the segments, that was doing better was the consumer packaged goods sector. If you could elaborate if that was the existing clients now spending a bit more with you guys, or if it was influenced by new business wins. And I think you also said that digital picked up notably in the quarter. A same question there: is it - clients I think maybe had pulled back last year, I think starting in Q2 - that maybe you are sort of rereleasing and feel more comfortable with the market? Any color would be hugely helpful. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good questions, Alexia, as always. Glad you picked up on the consumer side. What we did see - and, by the way, our performance in this quarter is reflective of both additional spend by existing clients and by net new business wins. And we’ve seen that in the consumer goods, particularly in the U.S. So in the U.S., actually, consumer goods was up 10%, and that was reflective of new business wins and some additional client spend in the U.S. On a global basis, however, consumer goods was basically flat. So we did see some, obviously, cuts continuing in Europe with respect to some of our consumer goods clients, but that was offset by the positive results in the U.S.
On the digital side, when I discuss project-based businesses and I refer to, for example, Huge, last year, as I indicated, we had a lot of these large, project-based businesses that didn’t repeat, and that had an adverse effect in our results in 2017. What we did see in the first quarter, particularly at Huge and MRM, was a pickup in those types of projects and new business wins, combination. So that accounts for the increase in our digital businesses in the U.S. We also saw a good positive pickup on the digital side of our businesses at Mediabrands, particularly at Cadreon and Reprise.
Ms. Quadrani:
Thank you. And then, just to clarify because we are getting some e-mails: the guidance that you’ve given and the target that you’ve given, really, obviously, for the same exact profit dollars, that doesn’t get impacted at all by the accounting change in your statement?
Mr. Roth:
That’s correct. When we said, and let me - I might as well put this out there because I know this question is there - when I said we expect the target for the year to be on the high end 2-3%, when we set our targets for the year of 2-3%, we knew, or at least we had a good shot at knowing, what this restatement impact was going to be. So you can properly conclude that a part of that statement, particularly the high end, in other words, closer to the 3%, is as a result of some of the movement as a result of the accounting change. But the fundamental 2-3% target remains intact, and that’s real growth from our businesses. Similarly, the change in the margin - if you remember, we set it at 20 basis points - when you compare it to the restated number, because of the movement of some of the earnings into another year, that converts to the 60-70 basis points of margin expansion. So when I said our target now is 2-3% with the high end of 3%, and 60-70 basis-point margin expansion, that’s the equivalent of apples-to-apples to last year when we set our goal at 2-3% and 20 basis points. Did I do that right?
Ms. Quadrani:
Thank you, that’s very helpful.
Mr. Roth:
Okay, thank you.
Ms. Quadrani:
That’s perfect, thank you very much.

Operator:
Our next question comes from Ben Swinburne of Morgan Stanley. You line is open.
Benjamin Swinburne, Morgan Stanley:
Good morning, guys.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, Ben.
Mr. Swinburne:
Michael, I just wanted to pick up a little bit on that comment on consumer. I think it’s a really interesting trend that you’re talking about. When we look at the results like Colgate reported this morning, and I’m certainly not a consumer analyst, but if you look across P&G and a lot of these, their businesses are really struggling. And I think they’ve been - there’s a debate in the market of whether they should invest more or less to address the struggling top line. I think one of your, I guess former, peers used to call it short-termism. Do you think there’s a change in how they’re thinking about defending their brands, and we’re seeing that pick up in the spending trends? I know it’s one quarter; it’s always dangerous to react too much to one quarter. But some of these topline numbers are pretty tough when you look at their results on unit growth or pricing. And I think people are wondering what’s the right move, if you’re running one of those companies, around marketing. Obviously, I know you have a perspective on that.
Mr. Roth:
I have an answer to that, Ben.
Mr. Swinburne:
Yes. But I guess, I’m curious if you really think you’re seeing a change in how they’re managing their brand spend and reacting to this tough topline scenario as Amazon sets to open at an all-time high.
Mr. Roth:
Look, obviously, my view, and I think it’s the correct one, is that in order to grow brands, you have to spend marketing dollars, period.
In the last couple of months, I have been meeting with the top CEOs of a number of our global clients, and, during those discussions, obviously, I asked those questions. And in fact, one of the CEOs specifically said, don’t be bashful to mention the fact that we believe in building our brands and investing marketing dollars. The same is true at the other CEOs, because how else can you compete on an e-commerce basis if you don’t have, first of all, a quality product - let’s assume that product is quality; if not, you’re not in the game - but you have to build brand loyalty. You have to build brand recognition to compete on the e-commerce platform. And the CEOs recognize that that’s an imperative for them to gain market share or, in fact, maintain revenue growth. So the answer is, yes, the tone from these clients is that we have to spend marketing dollars.
On the other side, they want to make sure that they’re not throwing money away on their marketing dollars. So that’s where we actually come into the picture. Not only do we come up with a big creative idea to help brand affiliation and brand loyalty, we have to come out with the right platform and allocation of media and insights, combine that with the creative, to help them move the needle. And that’s where the battle is being fought right now.
So that’s why you hear us talking about investing in data analytics. That’s how you - why you hear me talking about our data analytics isn’t just applicable to media allocations. It’s also applicable to our creative content. So all of this is with a view towards meeting the needs of our clients to provide those insights and brand loyalty buildup.
So they’re talking about it. In fact, I was listening to the earnings calls yesterday on a number of companies, and, clearly, they were all talking about increasing marketing spend. And in this environment, you have to do that.
Mr. Swinburne:
And just a question for Frank on the 606 rabbit hole, I apologize. Actually, I think I got it down for the year. Is the impact on a quarterly basis much different than your impact for the year on what you think 606 timing shifts meant? Or any color on Q1 just to help us think about that?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Do you know what, Ben, we made a decision to restate the prior year, so it’s complete apples-to-apples. So there should be no issue around the accounting as it relates to comparability in each quarter.
Mr. Swinburne:
Okay.
Mr. Mergenthaler:
And that’s why we released the 8-K on Monday to show the restated ’17.
Mr. Roth:
The reason our conversation is focusing on our operating income, is because that’s the relevant number. If you look at our revenue, if you look at our expenses, and you have operating income, that’s real growth, and it’s real tone of business reflected in those numbers.
Mr. Swinburne:
Okay, thank you.
Mr. Mergenthaler:
Right, you’re welcome.

Operator:
Our next question comes from David Joyce of Evercore. Your line is now open.
David Joyce, Evercore ISI:
Thank you. Given that there appears to be a heightened level of agency reviews underway in the industry, can you help us think about the trends that were starting to emerge in terms of consolidating accounts? It seems like there’s been creative agencies on a project at one holdco and media buying on another. Do you see those coming together some more? And with these reviews that are underway, how would they be playing into the revenue trends this year? Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
A number of the reviews are either as a result of a 3-year timeframe when typically these big companies, from a procurement point of view, have a mandatory review. The other way of looking at it is, with all the complexity and all the changes in the marketplace, it’s healthy for them to look at their offerings and how it comes together. Every one of the RFPs that we’re getting are coming into a holding company issue of what resources can you put to work on our needs, and you come back with a solution.

Now each of us in the industry has different ways of approaching that. Our way of approaching it, we’ve been doing it for 12 years, is open architecture, where we bring together the best that IPG has to offer. And it may be focused more on a media pitch, bringing in creative and other capabilities to it, or maybe from the creative side where we show the insights from data analytics and how that works. And that’s what’s going to win on these pitches that are out there. Clients want to see our capability on an integrated basis to bring in all the resources we have.
And the good news on the pitches that you’ve been reading about is, most of them are not our clients. So we view them as opportunities. That said, your next question is going to be, well, what are your clients? And, obviously, we still have the Army, which is a nice account for us that we’ve had for 12 years. Finally, it was a mandatory review. We’re in the final stages of that, and that’s both for media and creative. And McCann is a trusted partner of the Army, and we’re working that and hope to hear from them, obviously, this year, we hope. That’s one. We have the Dunkin’ Donuts media review up there. And of course, Volkswagen was just recently announced, where we do the creative work in the U.S. at Deutsch. And those are the major reviews that we have that are public out there, and the rest that you see are opportunities for us in which we’re participating.
. . . .

Operator:
Our next question comes from John Janedis from Jefferies. Your line is now open.
John Janedis, Jefferies:
Thanks. Michael, maybe a bit of a follow-up. It looks like you’re going to lead the peer group on the organic side, and I know you’ve talked about some of the delayed budget. But any sense of tax reform money flowing in? And, based on some of the uncertainty at your peers, are marketers or talent looking at IPG for stability when making decisions, or who to do business with? Because I was thinking there’s maybe an opportunity to take some share here this year.
Michael Roth, Chairman of the Board and Chief Executive Officer:
They’ve always looked to IPG for stability, which is a great statement to make, given those of you who know the history of IPG. I think the fact that we’ve been certainly the leaders in the transparency and agnostic view of allocation of media, I think all of that lends itself to our credibility in dealing with our clients. And I’ve heard that directly in some pitches where the consultants sort of had it as a given that we’re wearing a white hat, and the way we approach these things is with the client interests first. And that reputation helps us considerably. And it’s how we go to market.
And I think if you remember the last time we had Mediapalooza, we did quite well in it. And I don’t like to jinx things, but we hope to do well this year on the new pitches. And I said most of those are new opportunities for us. On the Volkswagen one, they’re looking for global consolidation. We do the U.S. Volkswagen with Deutsch. They’re very happy with the work that Deutsch has been doing. So, obviously, we’re going to put our best foot forward on that one. But other than that, these are all opportunities.
And obviously, in this marketplace, it’s very competitive, and clients are looking for stability and agencies that they can trust. And I like to believe that we’re that agency and holding company that has those kinds of people and offerings.

Mr. Janedis:
Okay, maybe one for Frank. I know that you’ve been investing in people and analytics. But with severance ticking up, I was thinking about the margin outlook. So would it be fair to assume you’ll start to see some more leverage in the base and benefits line going forward, given the revenue outlook?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yes, John. The first quarter is our smallest quarter profitability-wise. So the metric of 1.6% severance seems high. We still model 1% for the full year, and there’s nothing - that was baked into our guidance. So we should start to see incremental leverage through the salary line.
Mr. Janedis:
Great, thanks, guys.
Mr. Roth:
Thank you.

Operator:
Our next question will come from Peter Stabler of Wells Fargo Securities. Your line is open.
Peter Stabler, Wells Fargo Securities:
Good morning. Thanks for taking the question. Michael, I think we can all agree 2005 is ancient history. . . .
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you.
Mr. Stabler:
. . . stop talking about stability. So just a couple. You talked about macro, you referenced macro uncertainty, a couple of times. And, given the fact that GDP outlook is generally pretty decent, wondering if you could offer a little more color. Are you talking about client sectors? Or are you talking about more on a regional dynamic basis that you still see pockets of macro uncertainty? Where does the U.S. fit into that framework? And then, secondly, I know you’re loath to pick up all your guidance. But given the strong start in the U.S., do you think the U.S. could outperform international this year?
Mr. Roth:
All right. Well, let me go back: I didn’t answer one of John’s questions, but it ties into what you’re talking about, and that is his question about tax. And being a tax - former - tax guy, I do ask clients whether they’re using their tax dollars to increase marketing spend, which ties into the macroeconomics. And I have had some conversations where - look, none of our clients, frankly, and fortunately, had capital constraints in terms of where they spend their money. But I did for the first time, in Davos, for example, meet with some clients who indicated that the tax law changes were beneficial, as it was to us. And therefore, some of those tax dollars will be used in marketing dollars, which is good. But the real issue for them is the return on investment for the marketing dollars. And if we can prove it, they’ll spend the money, and they have it.
The macroeconomic issues that I raised is both. One is stability and, frankly, the global environment. I mean, we can’t disregard any issues that might impact the macroeconomic. Right now, the tone is very positive, particularly in the U.S., and we hope that continues. But you always have to put the caveat out there that this is subject to macroeconomic impact, which we know we saw at one time years ago, and we always have to put that out there. But right now, the tone is very positive.
And there are sectors that are coming under strain. And, yes, the question on consumer goods is relevant to that because we did see significant cutbacks in consumer goods when there were activists, when there were pressures on margin. But I think our clients are realizing that you can’t continue not to spend marketing dollars and drive revenue, because it’s hard to cut just expenses without revenue to increase margin. So I’m somewhat - I’ll put it out there that it feels like some of the bleeding on consumer goods and cuts is slowing down, I’ll put it that way. And in some cases, it stopped. And that’s an opportunity for us.
And I have to believe that, as long as the macroeconomic environment continues to be positive, whether it be in Europe, particularly in the U.K., which is obviously - we’ve shown good performance in the U.K. again at 7.8% organic growth, net organic growth, - that clients will feel more comfortable spending and converting that marketing dollars to revenue and margin.
Mr. Stabler:
Did U.S. outgrow international?
Mr. Roth:
Well, look, 62% of our business is in the U.S., right?
Mr. Stabler:
Exactly.
Mr. Roth:
And therefore, it’s kind of important that we continue that. And if you look at the fourth quarter, and you look at the first quarter, our U.S. performance is outperforming. And you know what, if that’s the way it is, we’ll take it.
Mr. Stabler:
Thank you, guys.

Operator:
Our next question comes from Tim Nollen of Macquarie. Your line is open.
Tim Nollen, Macquarie:
Thanks. My question is about data privacy and regulation. You guys have said for many, many years now, actually, that your agencies, like MRM and Huge and R/GA, are very strong and doing very well. You mentioned today about investing in data and using your data stack to have your, all your agencies, draw up on that. With GDPR right around the corner now in Europe, and obviously, it’s a European initiative and that’s a relatively small business for you, Europe geographically, but I think it applies across much of the organization still. I wonder if you could talk about, first off, if you’re confident in your level of compliance with GDPR, and, secondly, if you can talk about any client spending reactions to GDPR, i.e., any fear or potential slowdown there, with that really just a few weeks away now. Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
You’re correct. Right now, GDPR is a European issue because at the end of the month, it comes into effect. Now, this didn’t sneak up on us, right? So we knew it was coming. And frankly, I think it’s totally appropriate for transparency and privacy to be in the forefront of what we do. And we’ve tackled this in a centralized basis because that’s the way to deal with it when you’re dealing with a global company and when you have global clients. And we set up appropriate teams. And we’re very comfortable that when the time comes at the end of May, we will be ready for it, and we will be able to pass whatever issues come to us under that environment. And we’ve been working very closely with our third-party providers where a lot of these issues come into play. And frankly, our expertise in this is relevant to both third-party providers as well as our clients. So we have seen clients working with us to make sure they’re compliant as well.
We just recently had calls on this. We’ve had a presentation to our Board of Directors on this. And we’re very comfortable how we’re positioned to meet the needs of this. And look, the regulations are coming out. Some haven’t come out yet, but - and we’re monitoring it very closely - but we have the appropriate structure within IPG to solve any issues that come out of these regulations. And then, look, this is going to evolve. No one is going to get it 100% right. The ethics of our data and relationship with our clients, our consumers and third-parties is a top priority for us. And we’re comfortable that we’ll be able to meet those needs.
Mr. Nollen:
And will clients continue to spend? Or is there maybe last-minute anxieties there?
Mr. Roth:
I think clients will continue to spend. Look, they realize this was on the horizon as well, and we haven’t seen any pullbacks. And let me just add, because that’s probably a follow-up question, we haven’t seen any major pullbacks in light of the Facebook issues that are out there as well. Look, it’s a concern. We’re working with Facebook to make sure that third-party data has the appropriate permissions that are necessary. Client information, as long as clients are using their own data on Facebook, that seems to be okay. So there are ways to deal with this, and Facebook every day is coming out with new solutions to it. So I think that, ultimately, we’ll all get this right, but clients are not pulling back to date as a result.
Mr. Nollen:
Great. Thanks a lot.

Operator:
Our next question comes from Jason Bazinet of Citi. Your line is now open.
Jason B. Bazinet, Citi:
Thanks. I just had a quick question on taxes. I think it was asked earlier, but given that 60% of your business is U.S.-based, how do we get such a high GAAP tax rate at that 28%? And is there something unusual that might lead us to believe that it could be a lower GAAP tax rate two, three years down the road? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Funny you should ask that question. Look, obviously, the tax rate - first of all, it’s small revenue in the first quarter. The other, and the real reason, why our tax rate is so high is that, if you recall, when Frank was talking about the disposition of assets, we had $20-some-odd million of write-offs; we had some losses in foreign countries, if you will, from which we don’t have the benefit; and we don’t get the benefit of the tax losses for the write-offs that we were referring to. So that had an abnormal impact on our tax rate in the first quarter.
That said, we still believe a 27-28% effective tax rate for the full year is what you should use. So there was nothing other than not getting the benefit of some of the losses in the first quarter that caused that tax rate to be so high.

Mr. Bazinet:
Oh, no, I’m not focused at all on the first quarter. I was just - if I sort of reverse engineer it, and we obviously don’t have the profitability by region, but if 60% is U.S., and you use a low 20s tax rate, then you have to sort of get something in the high 30s for the rest. And so I’m just more worried about if the ’19 to 2021 - go ahead.
Mr. Roth:
We said this in the call in February, actually. So if you looked at our cash tax rate, which is different than our book tax rate, our cash tax rate is more like 23-24%. And the reason it’s higher than the statutory number is we have earnings, under the new tax law, we’re going to be taxed on unrepatriated earnings. So that’s built into our cash taxes for the full year. And the 28% reflects the lower tax rate on our earnings for the full year in the U.S. So that’s why you should use 28% for a book tax rate, we’re comfortable in that number, and 23-24% on a cash tax basis in the U.S. And I might add, overall, the effect of the new tax law should benefit us net-net in the range of $50 million for the full year.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And, Jason, that projected rate is bottoms-up built by market and projected profitability, and it also includes state taxes in the U.S. So it’s not a top-down number. It’s bottoms-up, and that’s the best thinking we have now.
Mr. Bazinet:
Ok, very good. Thank you.
Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question will come from Dan Salmon of BMO Capital Markets. Your line is now open.
Daniel Salmon, BMO Capital Markets:
Good morning, everyone. Michael, you’re always making changes to the portfolio and evolving it and trying to optimize it. But last year, it felt like a particularly busy one, with especially some divestitures, some notable management changes. What do you think are the most important elements of that for investors to understand? Sometimes, we’ll have conversations where people take it as a sign of weakness. Instead, it seems like you’re improving your portfolio. And so I just want to touch on that issue a little bit more. And then as a follow-on to it, where - are you happy with the traction of the changes that you’ve made and how you see that playing out this year? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
It’s a fair question. You like to see stability. And look, we have over 90-100 units within IPG. So if we’re not making changes, something’s wrong, okay? Because somewhere in the world is something not going right or could be done better. So we’re constantly looking. And whenever we make a change, we obviously look to make it positive and an opportunity to reposition either the portfolio company and management to make sure that it’s consistent with the standards and the go-to-market strategies that we have.
And the changes that we made this year were in that context. Either there was - unfortunately, in one case, we had a difficult fact pattern, in particular, at The Martin Agency, which we had to deal with very quickly. And I’m actually delighted with the changes that we put in, in The Martin Agency. They’re back on track. As I indicated, we won some new business. And Kristen has been very well-received at The Martin Agency, and we’re pretty excited about what we’re going to see there. The changes we made at Huge were also very positive and very well-received. I’m very happy with the results of that. In fact, Huge was one of our top performers in the first quarter.
As far as the businesses that we are removing, every year, we look at underperforming businesses that don’t make sense. In the old days, we had to be in every market with every agency. That’s not the way to operate efficiently. And candidly, our clients don’t operate that way, so why should we? So every year, we take a look at all of these underperforming assets. When we do quarterly business reviews, we go by regions, and we see which regions are making money and which aren’t. And if they’re not delivering and they’re dilutive, we have to have a good business reason why those businesses are operating the way they are. And what we came to after our business reviews that these particular businesses were underperforming, and they were not strategic to our portfolio.
And if we weren’t doing that, you would think we weren’t paying attention to our objectives and our operating our business. That’s what the holding company does, right: it allocates capital and resources. So I’m very comfortable with the changes we made. I’m more comfortable, in particular, with the additions that we’ve made in terms of talent and capabilities in the fastest-growing parts of our business. And you should continue to see us do that because that’s indicative of us recognizing that this market is changing, and we have to be and have the talent to be able to meet those challenges.
Mr. Salmon:
Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.
Operator:
This concludes our call. Any final thoughts?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you all very much. Obviously, we’re excited about the first quarter, but we’ve got a lot of the year to come. So we look forward to our next call.
Operator:
This concludes our call. All participants may disconnect. Thank you again for your participation.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended March 31, 2018
	As Reported	Net Losses on Sales of Businesses [1]	Adjusted Results
(Loss) Income Before Income Taxes	$(1.5)	$(24.4)	$22.9
Provision for Income Taxes	12.7	(0.4)	13.1
Equity in Net Loss of Unconsolidated Affiliates	(1.9)		(1.9)
Net Loss Attributable to Noncontrolling Interests	2.0		2.0
Net (Loss) Income Available to IPG Common Stockholders	$(14.1)	$(24.0)	$9.9

Weighted-Average Number of Common Shares Outstanding - Basic	383.4		383.4
Dilutive effect of stock options and restricted shares	N/A		5.2
Weighted-Average Number of Common Shares Outstanding - Diluted	383.4		388.6

Earnings Per Share Available to IPG Common Stockholders:
Basic	$(0.04)	$(0.06)	$0.03
Diluted	$(0.04)	$(0.06)	$0.03

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.